Exhibit 99.1

First Well Completed on the Permian Basin Joint Development Agreement

Royale Announces initial rate of 818 BOPD and 1,100 MCFD

March 27, 2023 -- San Diego, California – Royale Energy, Inc., (OTCQB : ROYL), is pleased to announce initial production rates for the first well drilled on the Joint Development Agreement (JDA). The JDA was executed and announced November 21, 2022. This project is a horizontal resource play in the Mississippian interval. Royale Energy and its investors collectively own a 5% working interest in this first well drilled on the 6900 net acres project in Texas.

OPERATIONS

To date, there have been two wells drilled on this acreage. The first well demonstrated an initial production rate of 818 BOPD & 1.1 MMcf/d with expected reserves exceeding 1,400,000 barrels of oil equivalent.

The second well drilled on the JDA has been drilled safely and without incident to its intended target depth. The completion operations for the second well are expected to start late in the second quarter of 2023.

As used in this press release, “BOPD” means barrels of oil per day, “MMcf/d” means million cubic feet per day.

FORECAST

We anticipate participating in drilling 4-6 additional wells on this project in 2023.

About Royale Energy. Inc.

Royale Energy, Inc. (OTCQB: ROYL) is an independent exploration and production company based in San Diego, California, focused on the acquisition, development, and marketing of oil and natural gas. The Company has its primary operations in California’s Los Angeles Basin and Texas’s Permian Basin.

Forward-Looking Statement

In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward-looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:

Royale Energy Inc.

Mark Larson -Public Relations & Media

619-383-6600  marklarsonmedia@gmail.com